Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERJEX RESOURCES REACHES AGREEMENT TO ELIMINATE SECURED INDEBTEDNESS AND ANNOUNCES SENIOR MANAGEMENT CHANGES; COMPANY SETS ANNUAL MEETING DATE AND ANNOUNCES INTENTION TO CONVERT SERIES A PREFERRED STOCK

San Antonio, Texas (February 14, 2017) – EnerJex Resources, Inc. (NYSE MKT: ENRJ) (OTCPINK: ENRJP) (the “Company”) announced today that a group of investors unrelated to the Company has purchased from EnerJex's secured bank lender all rights to the Company's secured indebtedness, and that EnerJex has executed with the purchasing investor group a definitive written agreement for the discharge of the Company's secured indebtedness.

Under the terms of that definitive written agreement, and subject to approval by EnerJex's shareholders, the Company would convey to the purchasing investors all of EnerJex's oil and gas properties located in Colorado, Texas, and Nebraska, and would pay to the purchasing investors the sum of $3.30 million. In exchange, those purchasing investors would forgive the Company's approximately $17.925 million of secured indebtedness and EnerJex would retain title to its Kansas-based assets, which generate the majority of the Company's revenue and cash flow from operations.

EnerJex also announced today that Louis G. Schott has been appointed interim Chief Executive Officer of the Company. This appointment follows the resignation of Robert G. Watson Jr. as Chief Executive Officer and a director of the Company, in order to pursue other business opportunties.

Mr. Schott has served in the oil and gas industry for 20 years and has extensive legal and business experience, with a focus on mergers and acquisitions, public company regulations and requirements, title, energy finance, business development, general negotiations and land. Most recently, he served as General Counsel and Treasurer of TexOak Petro Holdings LLC, where he performed all legal functions, including negotiating oil and gas acquisitions. Mr. Schott previously served in various roles with TDC Energy for a period of 10 years and was an oil and gas attorney with Liskow & Lewis in New Orleans, LA. He is a non-practicing Certified Public Accountant and earned Master of Business Administration and Juris Doctor degrees from Tulane University.

Further, the Company announced today that it will hold an Annual Meeting of shareholders on March 30, 2017 (the “Annual Meeting”). Additional details regarding the Annual Meeting will be provided in the definitive proxy statement that will be distributed to shareholders after the Company completes its review process with the United States Securities and Exchange Commission.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

At the Annual Meeting, at which the Company will seek shareholder approval of the transaction described above, the Board of Directors intends to seek approval of holders of EnerJex’s Series A Preferred Stock (the “Preferred Stock”) to convert into Common Stock at a conversion ratio of approximately 1-to-5, or 5 shares of Common Stock for each converted share of Series A Preferred Stock.  Based upon the average closing price of the Preferred Stock and Common Stock over the past 30 and 60 trading days, this conversion ratio represents a premium for the Preferred Stock holders of 25% and 30%, respectively.

In addition, the Company’s Board is developing alternative plans for generating, from debt or equity financing, the funds needed to pay the $3.30 million amount due to the investor group that purchased EnerJex’s secured indebtedness, and to provide working capital for the Company.

Finally, EnerJex announced today the resignation from employment by Douglas Wright. Mr. Wright will continue to serve as the Company's Chief Financial Officer pursuant to a consulting agreement dated effective February 10, 2017. Mr. Wright will focus his services on completion of EnerJex’s Form 10-K for the year ended December 31, 2016, and the preparation of materials for the Company's Annual Meeting. There were no disagreements between Mr. Wright and the Company.

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events.

For further information contact:

Louis Schott

EnerJex Resources, Inc.

Phone: (210) 451-5545

Web: www.enerjex.com

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM